Exhibit 99.1
11 November 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

ACQUISITION OF 111 BUCKINGHAM PALACE ROAD, VICTORIA SW1

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, announces that it has completed the acquisition of the corporate vehicle that owns 111 Buckingham Palace Road, Victoria SW1 from Kish Holdings Limited, an entity managed and controlled by Green Property Ventures (“Green Property”).
The underlying real estate is valued at £207.5 million reflecting a gross yield of 5.1%, which is expected to rise to c. 7% following execution of asset management plans. The acquisition was undertaken by way of a share purchase for a net purchase price of £204.3 million. The acquisition will be funded from the Company’s cash resources.
The 227,165 sq ft landmark, Grade A London office building is located in the West End core sub market of Victoria, immediately over the mainline railway station and the Victoria Plaza shopping centre, fronting onto Buckingham Palace Road.
The building is fully occupied with a weighted average unexpired lease term of 5.7 years to first break (6.7 years to expiry) and average passing rents of c. £47 psf. It is the London headquarters of Telegraph Media Group (accounting for 54% of rental income), private equity group Advent International, TV and internet content group Scripps Network and serviced offices operator Regus.
The building was comprehensively refurbished in 2003 and offers generous floor plates ranging between 41,800 sq ft and 67,500 sq ft. The property also benefits from an unimplemented planning consent to redevelop the reception area.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“111 Buckingham Palace Road provides KWE with an exciting opportunity to enter the thriving Victoria market, where Grade A office vacancies sit at only 1.5% and prime headline rents exceed £80 psf. The area is benefitting from substantial investment and redevelopment which will see its attractiveness grow as a West End destination.
“We aim to deliver material rental growth through the successful management of rent reviews and expiries and are targeting an income yield of c. 7% upon implementation of asset management initiatives. In addition to strategic refurbishments we intend to improve the occupier experience by creating a new double-height reception area ahead of major lease events in 2016/17.”
Pat Gunne, CEO of Green Property, commented:
“We are selling 111 at a very exciting time in the Victoria market which is going through transformational change. We secured an Eric Parry designed planning consent which if implemented will dramatically enhance the reception area, and further the property’s appeal to major global occupiers. It provides the purchaser scope for lease re gear negotiations with the principal tenants at what would look to be a very opportune time in the rental cycle particularly with the developments currently underway in the Victoria market.”
JLL advised KWE and CBRE advised the vendor.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company (LSE: KWE) that invests in real estate and real estate loans in Europe. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

About Green Property
Green Property is an Investment and Development company operating in the office, retail and industrial sectors in both the UK and Ireland. Assets owned or under management total in excess of 3.5 million square feet. Green Property operates joint ventures with organisations including GE Capital Real Estate, Lloyds Banking Group, PIMCO and Allied Irish Bank. Green REIT plc is Ireland’s first real estate investment trust which floated on the London and Irish Stock Exchanges in July 2013 with investments totalling in excess of €750m to-date. For further information on Green Property, please visit www.greenpropertyltd.com
Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.